Exhibit 10.1

Signature Group Holdings, Inc.
15301 Ventura Blvd., Suite 400
Sherman Oaks, CA  91403

PERSONAL AND CONFIDENTIAL

January 6, 2015

Chatham Asset Management LLC
26 Main Street

Suite 204

Chatham, NJ 07928

Zell Credit Opportunities Master Fund LP
2 N. Riverside Plaza

Suite 600

Chicago, IL 60606

Re:  Project Evergreen Commitment Letter

Amendment to Commitment Letter

Reference is made to that certain Commitment Letter and exhibits, dated October 17, 2014 (the “Commitment Letter”), among Chatham Asset Management LLC (“Chatham”), Zell Credit Opportunities Master Fund LP (“ZCOF”), and Signature Group Holdings, Inc. (“Signature”). Capitalized terms used in this amendment (this “Amendment”) but not defined herein shall have the meanings given to such terms in the Commitment Letter.

1.      Section 2 of the Commitment Letter shall be revised to delete the “and” at the end of condition 9 and insert the following immediately before the period at the end of condition 10:

“; and

11. the Company shall have retained $10,000,000 in cash proceeds in the event of a sale of NABCO, should one occur, in the form of unrestricted cash on the balance sheet of the Company as of the Closing Date.”

2.      The Senior Secured Notes (Exhibit A to the Commitment Letter) shall be revised to add the following sentence at the end of the section titled “Closing Date”:

“In the event that the Rights Offering is not consummated by January 31, 2015, the Issuer shall have the option to extend the Closing Date up to and including February 17, 2015 (the “Extended Commitment Period”) upon providing Purchasers with written notice of an extension prior to the end of the Initial Commitment Period  and, in the event that the Rights Offering is not consummated by the end of the Extended Commitment Period, the Issuer shall have the option to extend the Closing Date up to and including March 1, 2015, upon (1) providing Purchasers with written notice of the extension request and (2) the payment by Signature, by wire transfer of immediately available funds, of $325,000 ($162,500 to each of Chatham and ZCOF), in the case of each of clauses (1) and (2), on or prior to February 12, 2015.

3.      The parties acknowledge and agree that, for the purposes of and pursuant to the “Interest Rate” provision in Exhibit A to the Commitment Letter, in light of the $305 million in Senior Secured Notes to be issued by SGH Escrow Corporation, the excess of the Bridge Facility/ Secured Notes YTM above 8.75% is 4.25%.

In connection with the amendments to the terms of the Bridge Facility/ Secured Notes, Signature acknowledges and agrees its obligation to fund the Notes Interest Reserve Account in full to reflect the increased interest expense given effect by this Amendment.

4.      The Equity Backstop Commitment shall be interpreted to provide, with respect to the Rights Offering, for Signature to issue an aggregate of not less than $125,000,000 of newly-issued Common Shares at the Offering Price (as defined) less amounts raised in the Common Stock Offering (as defined, but including the amounts raised in the that certain private placement of the Company's equity securities that closed on October 28, 2014) and less net proceeds from the sale of NABCO substantially as an entirety.  The parties hereby confirm the amount of Common Shares to be issued in the Rights Offering will be calculated in this manner for all purposes of the Commitment Letter, provided that, (a) Signature acknowledges and agrees that such net proceeds from the sale of NABCO prior to the consummation of the Rights Offering shall be used to reduce the Equity Backstop Commitment and the Backstop Note Commitment on a dollar-for-dollar basis; provided, however, that notwithstanding the amount of net proceeds received from the sale of NABCO assets, the Equity Backstop Commitment shall be reduced to zero and the Backstop Note Commitment shall be reduced to an amount no greater than $20,000,000, (b) Signature shall retain the net proceeds of any sale of NABCO subject to customary restricted payments and affiliate transactions covenants to the benefit of the Purchasers, with a carve out to allow such funds to be applied to the acquisition of the Acquired Business1 and (c) Signature shall pay a fee in cash to the Purchasers equal to 5.0% of the amount of the principal amount of Bridge Facility/ Secured Notes purchased (notwithstanding any original issue discount) upon the funding of the Bridge Facility/ Secured Notes.

5.      Chatham and ZCOF confirm that Signature, as of December 18, 2014, has raised at least $30,000,000 in the Common Stock Offering, and that the additional $2,250,000 commitment payment therefore is not due under the Equity Backstop Commitment or the Commitment Letter to Chatham or ZCOF pursuant to Section 3(b)(3) of the Commitment Letter, and in addition, the aggregate commitment of Chatham and ZCOF pursuant to the Commitment Letter, subject to further dollar-for-dollar reduction in the event of the sale of NABCO assets, has been reduced to $65,000,000, comprising of a $15,000,000 Equity Backstop Commitment and the $50,000,000 Backstop Note Commitment.

This Amendment shall be effective upon (a) the execution of this Amendment by all parties and (b) the payment by Signature, by wire transfer of immediately available funds, of $325,000 ($162,500 to each of Chatham and ZCOF) (such fee, the “Extension Fee”), together with the legal expenses incurred by the Purchasers to the date of this letter that are reimbursable pursuant to the terms of the Commitment Letter.   Except as amended by this Amendment, the Commitment Letter remains in full force and effect.  All references to the Commitment Letter in any other agreement or document shall hereinafter be deemed to refer to the Commitment Letter as amended by this Amendment.

This Amendment may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof.

1

These will be the RP and Affiliate Transaction covenants that will be included in the Backstop Notes credit agreement. Selected Restricted Payment and Affiliate Transaction covenants to be included as a schedule to this letter agreement.

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CHATHAM ASSET HIGH YIELD MASTER FUND, LTD.
By:	Chatham Asset Management, LLC, Investment Advisor
By:	/s/ Kevin O’Malley
Name:	Kevin O’Malley
Title:	Member
ZELL CREDIT OPPORTUNITIES MASTER FUND L.P.
By:	/s/ Jon Wasserman
Jon Wasserman, President of the General Partner

[Signature Page to the Commitment Letter]

SIGNATURE GROUP HOLDINGS, INC.
By:	/s/ Chris Manderson
Name:	Chris Manderson
Title:	Executive Vice President & General Counsel